EXHIBIT 99.1

[EXECUTION COPY]

AGREEMENT AND PLAN OF MERGER

between

NOIR ACQUISITION CORPORATION

and

MPW INDUSTRIAL SERVICES GROUP, INC.

Dated as of April 14, 2006

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of April 14, 2006, between Noir Acquisition Corporation, an Ohio corporation (“Acquiror”), and MPW Industrial Services Group, Inc., an Ohio corporation (the “Company”).

WHEREAS, a Special Committee of the Board of Directors of the Company has (i) determined that the Merger (as defined below) is fair to the Company’s shareholders who are not affiliates of Acquiror, and (ii) recommended approval of the Merger by the Board of Directors of the Company;

WHEREAS, the Board of Directors of Acquiror and, subsequent to the recommendation of the Special Committee, the Board of Directors of the Company, have each approved and declared advisable the merger of Acquiror with and into the Company (the “Merger”) in accordance with the Ohio General Corporation Law (the “OGCL”) upon the terms and subject to the conditions set forth herein, whereby each common share, without par value per share, of the Company (the “Shares”), issued and outstanding and not owned directly or indirectly by Acquiror or the Company will be exchanged for $2.55 in cash (the “Merger Consideration”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby Acquiror and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the OGCL, at the Effective Time (as defined below), Acquiror shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquiror shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Effective Time. Unless this Agreement shall have been terminated pursuant to Section 8.1, as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall consummate the Merger by filing a certificate of merger (the “Certificate of Merger”) with the Ohio Secretary of State in accordance with the relevant provisions of the OGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property (including real, personal and mixed), rights, privileges, powers and franchises, both public and private, of the Company and Acquiror shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Acquiror shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4 Articles of Incorporation; Code of Regulations.

(a) At the Effective Time, the Articles of Incorporation of the Company shall be amended in the Merger to be identical to the Articles of Incorporation of Acquiror as in effect immediately prior to the Effective Time (except that such Articles of Incorporation shall be amended to provide the name of the Surviving Corporation shall be the name of the Company), and shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Law (hereinafter defined) and such Articles of Incorporation.

(b) At the Effective Time, the Code of Regulations of Acquiror, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation and such Code of Regulations.

ARTICLE II

EFFECT OF THE MERGER ON THE SHARES OF THE CONSTITUENT ENTITIES;

EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or the holders of any of the following securities:

(a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.1(b), and any Dissenting Shares (as defined below)) shall be canceled and shall be converted automatically into the right to receive the Merger Consideration, payable, without interest, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share; in the manner provided in Section 2.4.

(b) each Share held in the treasury of the Company, each Share owned by Acquiror (or the shareholders of Acquiror) and Shares owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each common share, without par value per share, of Acquiror issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable common share, without par value per share, of the Surviving Corporation.

Section 2.2 Treatment of Options and Other Equity Awards.

(a) The Company has awarded stock options under (i) the Company’s 1994 Stock Option Plan and (ii) the Company’s 1997 Stock Option Plan (each, as amended through the date of this Agreement, and collectively referred to as the “Option Plans”). Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time) to (A) terminate the Option Plans and

(B) cancel, as of the Effective Time, each option to purchase Shares granted under the Option Plans (each, an “Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, according to the terms of the Option, and without the creation of additional liability to the Company or any subsidiary of the Company (each, a “Subsidiary”)).

(b) each holder of an Option (other than Option holders who are also shareholders of Acquiror) immediately prior to the Effective Time shall be entitled to receive an amount, in exchange for the cancellation of the Option, without interest, equal to the product of (i) the total number of Shares subject to such Option, multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment. No holder of an Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Option.

Section 2.3 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the OGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted in favor of the Merger and who shall have demanded properly in writing fair cash value for such Shares in accordance with Section 1701.85 of the OGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such shareholders shall be entitled to receive payment of the fair cash value of such Shares in accordance with the provisions of Section 1701.85, except that all Dissenting Shares held by shareholders who shall have failed to comply with the requirements of or who have withdrawn or lost their rights to fair cash value of such Shares under Section 1701.85 shall be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, of the certificate or certificates that formerly evidenced such Shares in the manner provided in Section 2.4.

(b) The Company shall give Acquiror (i) prompt notice of any demands for fair cash value received by the Company, withdrawals of such demands, and any other instruments served pursuant to the OGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or the payment of the fair cash value of such Shares under the OGCL. The Company shall not, except with the prior written consent of Acquiror, waive any failure to comply with the provisions of Section 1701.85, make any payment with respect to any demands for fair cash value of Shares or offer to settle or settle any such demands.

Section 2.4 Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Acquiror shall appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the holders of Shares to receive the funds to which they shall become entitled pursuant to Section 2.1(a) and Acquiror shall deposit with the Exchange Agent cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”), pursuant to an Exchange Agreement to be executed at the Closing by and among the Company, the Acquiror and the Exchange Agent, in substantially the form attached hereto as Exhibit A (the “Exchange Agreement”). The Exchange Fund shall be invested by the Exchange Agent as provided in the Exchange Agreement. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall pay the Merger Consideration out of the Exchange Fund pursuant to Section 2.1(a), this Section 2.4, and the Exchange Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a record holder of Shares entitled to receive the Merger Consideration a letter of transmittal containing instructions on how to surrender the certificates evidencing such Shares (the “Certificates”) pursuant to the letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may be required pursuant to the instructions, the holder of the Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by the Certificate, and the Certificate shall be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate. If the payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it will be a condition of payment that the surrendered Certificate must be endorsed properly or otherwise be in proper form for transfer and that the person requesting payment must have established to the satisfaction of the Surviving Corporation that all applicable transfer and other taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder’s Certificates because they have been lost, stolen, mutilated or destroyed, the holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

(c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds remaining in the Exchange Fund (including, without limitation, all interest thereon), and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar laws.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares on the records of the Company. After the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

Section 2.5 Withholding. Each of Acquiror, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amounts as it is required to deduct and withhold under the Code or any applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement for Acquiror to enter into this Agreement, the Company hereby represents and warrants to Acquiror that:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each Subsidiary is a corporation or other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where such qualification or licensing is necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary and the percentage of the outstanding equity interests of each Subsidiary owned by the Company and each other Subsidiary is set forth in Section 3.1(b) of the Company’s disclosure schedule (the “Disclosure Schedule”). Except as disclosed in Section 3.1(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any right, warrant, option or other interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 3.2 Articles of Incorporation and Code of Regulations. The Company has made available to Acquiror true and correct copies of (a) the Articles of Incorporation, Codes of Regulations or equivalent organizational documents of the Company and each of its Subsidiaries. The Articles of Incorporation, Codes of Regulations or equivalent governing or organizational documents provided to Acquiror are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation or Code of Regulations or equivalent organizational documents.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 Shares and (ii) 5,000,000 preferred shares, par value $0.01 per share (“Preferred Shares”). As of April 6, 2006, (i) 10,716,207 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 250,000 Shares are held in the treasury of the Company. As of the date of this Agreement, the Company has sufficient Shares authorized and reserved for any and all future issuances pursuant to outstanding Options. As of the date of this Agreement, no Preferred Shares are issued and outstanding. Except as set forth in this

Section 3.3 or in Section 3.3(a) of the Disclosure Schedule, there are no options, warrants or other rights, agreements, contracts, arrangements or commitments of any character that are binding on the Company or any Subsidiary and that relate to the issued or unissued capital stock or any other equity interest of the Company or any Subsidiary or that obligate the Company or any Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 3.3(a) of the Disclosure Schedule sets forth with respect to the outstanding Options (i) the Option Plans pursuant to which the Option were granted; (ii) the number of outstanding Options; (iii) the exercise prices of such Options; and (iv) whether the exercisability of any Option will be accelerated in any way by the Merger, and if applicable, the extent of acceleration. All Shares subject to issuance as set forth in this Section 3.3, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person.

(b) Each outstanding share or other equity interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.3(b) to the Disclosure Schedule, each share or other equity interest that is owned directly or indirectly by the Company is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, preemptive rights, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

Section 3.4 Authority Relative to the Merger. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the transactions contemplated hereby (the “Transactions”). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the Transactions have been duly and validly authorized by all necessary corporate action, and with the exception of approval of holders of two-thirds of the then outstanding Shares, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Board of Directors of the Company (the “Board”) has (i) determined that this Agreement, the Merger and the Transactions are fair to, and in the best interests of, the holders of Shares, (ii) approved, adopted and declared advisable this Agreement, the Merger and the Transactions and (iii) resolved, subject to Section 6.4(c), to recommend that the holders of Shares approve and adopt this Agreement, the Merger and the Transactions. The only vote required of the holders of the Shares or of any other equity interests of the Company necessary to adopt this Agreement and to approve the Merger and the Transactions is the approval of the holders of two-thirds of the outstanding Shares.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement will not, (i) conflict with or violate the Articles of Incorporation or Code of Regulations or equivalent governing documents of the Company or any Subsidiary, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (collectively, a “Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth in Section 3.5(a) of the Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, for any such conflicts, violations, breaches, defaults or other occurrences which would not be reasonably expected to have a Company Material Adverse Effect or would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Merger and the Transactions.

(b) Except as set forth in Section 3.5(b) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing and recordation of appropriate merger documents as required by the OGCL and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect or materially delay consummation of the Merger and the Transactions.

Section 3.6 Permits; Compliance.

(a) Except as set forth in Section 3.6(a) of the Disclosure Schedule, each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, in each case that are material to the Company and its Subsidiaries, taken as a whole, necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Permits”). No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened.

(b) Each of the Company and its Subsidiaries is and has been in compliance, except for such lack of compliance that would not reasonably be expected to have a Company Material Adverse Effect, with all Laws or Permits applicable to or to which the Company or any Subsidiary or by which any of their respective properties or assets of is bound. Except as set forth in Section 3.6(b) of the Disclosure Schedule, there are no proceedings pending before any

Governmental Authority or, to the Company’s knowledge, any pending or threatened inquiries or investigations or threatened proceedings by any Governmental Authority, with respect to the Company or any of its Subsidiaries.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as the case may be, all forms, reports and documents required to be filed with or furnished by it to the Securities and Exchange Commission (the “SEC”) since July 1, 2004 (collectively, the (“SEC Reports”). The SEC Reports (i) complied as to form and were prepared in accordance in all material respects with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder as in effect on the date so filed, amended or supplemented (except for such noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect) and (ii) did not, at the time they were filed, amended or supplemented, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the audited and unaudited consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or the omission of footnotes, and in the case of unaudited interim financial statements, as permitted by Form 10-Q) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries at the respective dates thereof and for the respective periods indicated therein.

(c) As of the date of this Agreement, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP and SEC Regulation S-X of the Exchange Act to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities and obligations that are reflected, reserved for or disclosed in the balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2005 (the “Latest Balance Sheet”) or in the consolidated balance sheet of the Company and its consolidated Subsidiaries at June 30, 2005 (including the notes thereto) included in the Company’s annual report on Form 10-K for the year ended June 30, 2005, (ii) liabilities and obligations that were incurred in the ordinary course of business consistent with past practice since June 30, 2005, (iii) liabilities and obligations that have been repaid, discharged or otherwise extinguished, (iv) liabilities and obligations under or contemplated by this Agreement, and (v) as set forth in Section 3.7(c) of the Disclosure Schedule.

Section 3.8 Absence of Certain Changes or Events. Since June 30, 2005, except as set forth in Section 3.8 of the Disclosure Schedule or the SEC Reports, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any event, development or circumstance constituting or that would be reasonably likely to constitute a Company Material Adverse Effect and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.9 Absence of Litigation. Except as set forth in Section 3.9 of the Disclosure Schedule or in the SEC Reports, there is no litigation, suit, claim, action, proceeding or investigation (collectively, an “Action”) pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary, or any of their respective properties or assets which is reasonably likely to result in a Company Material Adverse Effect. Except as set forth in Section 3.9 of the Disclosure Schedule or in the SEC Reports, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 3.10 Proxy Statement. The proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (as defined below) (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting which have become false or misleading. The Statement on Schedule 13E-3 (such Statement, as amended or supplemented, is being referred to herein as the “Schedule 13E-3”), to be filed by the Company concurrently with the filing of the Proxy Statement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Proxy Statement and Schedule 13E-3, insofar as each relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Acquiror or any of Acquiror’s Representatives for inclusion in the Proxy Statement.

Section 3.11 Opinion of Financial Advisor. The Special Committee of the Board of Directors has received the written opinion (the “Fairness Opinion”) of Stout Risius Ross, Inc. dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Shares that are not affiliates of Acquiror, a copy of which opinion will be delivered to Acquiror promptly upon execution and delivery of this Agreement.

Section 3.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

As an inducement to the Company to enter into this Agreement, Acquiror hereby, represents and warrants to the Company that:

Section 4.1 Corporate Organization. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Acquiror is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where such qualification or licensing is necessary.

Section 4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Acquiror consists in its entirety of 10,000 common shares, without par value, 1,000 shares of which shall be issued and outstanding at the Effective Time. Each holder of the capital stock of Acquiror, and persons who hold options, warrants or other rights to purchase capital stock of Acquiror, is listed on Schedule 4.2.

Section 4.3 Authority Relative to the Merger. Acquiror has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the Transactions. The execution and delivery by Acquiror of this Agreement and the consummation by Acquiror of the Merger and the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the Merger or the Transactions. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Acquiror of this Agreement do not, and the performance by Acquiror of this Agreement will not, (i) conflict with or violate the Articles of Incorporation or Code of Regulations of Acquiror, (ii) conflict with or violate any Law applicable to Acquiror or by which any property or asset of Acquiror is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its properties or assets is bound or affected, except, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have an Acquiror Material Adverse Effect or would not reasonably be expected to prevent or materially delay the ability of the Acquiror to consummate the Merger or the Transactions.

(b) The execution and delivery by Acquiror of this Agreement do not, and the performance by Acquiror of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, and filing and recordation of appropriate merger documents as required by the OGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have an Acquiror Material Adverse Effect or materially delay the ability of the Acquiror to consummate the Merger or the Transactions.

Section 4.5 Proxy Statement. The information supplied by Acquiror for inclusion in the Proxy Statement shall not (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting which has become false or misleading. The information supplied by Acquiror for inclusion in the Schedule 13E-3 shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Proxy Statement and Schedule 13E-3, insofar as each relates to the Acquiror or other information supplied by Acquiror for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law. Notwithstanding the foregoing, except to the extent required by applicable law, Acquiror makes no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Proxy Statement or Schedule 13E-3.

Section 4.6 Brokers. Other than LaSalle Corporate Finance, a division of LaSalle Financial Services, Inc., whose fees or commissions shall be the responsibility of the Acquiror, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Acquiror.

Section 4.7 No Intent to Sell Business. Acquiror has no present intention to sell, transfer or otherwise dispose of the business of the Company or any material part thereof following the consummation of the Merger, but there can be no assurance that the Surviving Corporation will not determine to cause such a transfer in the future.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Effective Time. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, unless Acquiror shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice; and (ii) the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to maintain in effect all Permits that are required for the Company or such Subsidiary to carry on its business, to keep available the services of the current officers, employees, independent contractors and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of example and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Acquiror, which shall not be unreasonably delayed, conditioned or withheld:

(a) amend its Articles of Incorporation or Code of Regulations or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or otherwise subject to any lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of, or subjection to, any such lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Options outstanding on the date of this Agreement) or (ii) any assets of the Company or any Subsidiary, except in the case of clause (ii), in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interest;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interest;

(e) except as required by the terms of this Agreement or as set forth in Section 5.1(e) of the Disclosure Schedule, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of the Company’s securities, including Shares, or any option, warrant or right, directly or indirectly, to acquire any such securities;

(f) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of any capital stock or other equity interest in the Company;

(g) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets; (ii) incur any indebtedness or issue any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or entity, or make any loans or advances other than in the ordinary course of business and consistent with past practice; (iii) make any capital contributions to, or investments in, any other person, other than the Company or any direct or indirect Subsidiary of the Company; (iv) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.1(g);

(h) (i) hire any additional employees, except to fill vacancies, (ii) make any offers to any executive officer of an employment position, (iii) increase the compensation payable or to become payable or the benefits provided to its present or former directors, employees or executive officers, except for increases in salary or hourly wage rates in the ordinary course of business and consistent with past practice, (iv) grant any new or additional retention, severance or termination pay to, or enter into any new or additional employment, bonus, change of control or severance agreement with, any present or former director, officer or other employee of the Company or of any of its Subsidiaries, (v) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, except as required by this Agreement or the Merger contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law, (vi) loan or advance money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries or (vii) grant any equity or equity based awards;

(i) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Workers Adjustment and Retraining Notification Act and any similar state, local or non-United States law (determined without regard to terminations of employment occurring on or after the Effective Time);

(j) take any action, other than actions required to be taken in response to changes in GAAP or in Law after the date hereof, to change any accounting policies or procedures used by it (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

(k) make, revoke or change any material Tax election or material method of Tax accounting, change any annual Tax accounting period, file any amended Tax Return (unless required by Law), settle or compromise any material liability with respect to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(l) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, other than (i) in the ordinary course of business and consistent with past practice, or (ii) liabilities reflected or reserved against in the financial statements contained in the SEC Reports and such payment, discharge or satisfaction is made in accordance with the terms of such claim, liability or obligation as such terms exist on the date of this Agreement;

(m) pay accounts payable, utilize cash, draw down on lines of credit, delay or accelerate capital expenditures, incur expenditures on research and development, other than in the ordinary course of business and consistent with past practice;

(n) amend, waive or modify in any material respect, or consent to the termination of, any Material Contract, or the Company’s or any Subsidiary’s rights thereunder;

(o) (i) abandon, sell, assign, or grant any security interest in or to any item of the Intellectual Property, (ii) grant to any third party any license, sublicense or covenant not to sue with respect to any Intellectual Property, other than in the ordinary course of business consistent with past practice, (iii) develop, create or invent any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is under contract, in progress or currently contemplated as of the date hereof), (iv) disclose, or allow to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against the further disclosure thereof, or (v) fail to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in each item of the Intellectual Property;

(p) fail to make in a timely manner any filings required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(q) enter into any contract or agreement with any affiliate, director or officer of the Company or any Subsidiary or any of their respective affiliates (including any immediate family member of such person);

(r) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and the Transactions);

(s) open any office in a new geographical territory, create any new business division or otherwise enter into any new line of business;

(t) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Shareholders’ Meeting. The Company shall (i) in accordance with applicable Law and the Company’s Articles of Incorporation and Code of Regulations, duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date hereof, but no sooner than 20 business days following the date that the Proxy Statement is mailed to holders of the Shares, for the purpose of considering and taking action on this Agreement and the Merger (the “Shareholders’ Meeting”) and (ii) (A) include in the Proxy Statement, and, except as permitted herein, not subsequently withdraw or modify in any manner adverse to Acquiror, the recommendation of the Board that the holders of Shares approve and adopt this Agreement, the Merger and the Transactions and (B) use its reasonable commercial efforts to obtain such approval and adoption. At the Shareholders’ Meeting, Acquiror shall cause all Shares then beneficially owned by it and its affiliates and shareholders to be voted in favor of the approval and adoption of this Agreement, the Merger and the Transactions.

Section 6.2 Proxy Statement; Schedule 13E-3. The Company shall file as soon as reasonably practicable the Proxy Statement and the Schedule 13E-3 with the SEC under the Exchange Act in form and substance reasonably satisfactory to each of the Company and Acquiror. Acquiror and the Company shall cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3 and in responding to any comments of the SEC with respect to the Proxy Statement or the Schedule 13E-3 or any requests by the SEC for any amendment or supplement thereto or for additional information. Each of the Company, Acquiror and the Special Committee and their respective counsel shall have a reasonable opportunity to review and comment on (i) the Proxy Statement and the Schedule 13E-3, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares and (ii) all responses to requests for additional information and replies to comments from the SEC or the staff thereof prior to their being filed with, or sent to, the SEC. Each of the Company and Acquiror agrees to use its reasonable commercial efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Shareholders’ Meeting at the earliest practicable time.

Section 6.3 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to): (i) provide to Acquiror and its Representatives access, during normal business hours and upon reasonable notice by Acquiror, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof, (ii) furnish to Acquiror all monthly and quarterly statements of revenue and expense, earnings, sales, trial balances and such other similar statements as are regularly and customarily provided to senior management of the Company promptly following delivery to such senior management and (iii) furnish promptly to Acquiror such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as Acquiror or its Representatives may reasonably request.

(b) Each party shall, and shall cause its affiliates and Representatives to hold in strict confidence all nonpublic documents and information furnished or made available by one party to the other and their respective affiliates and Representatives.

(c) No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.4 No Solicitation of Competing Transactions.

(a) The Company agrees that neither it nor any Subsidiary nor any Representative of it or any Subsidiary will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or (ii) enter into, participate in or maintain or continue discussions or negotiations with any person or entity for the purpose of obtaining a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction, or (iv) authorize or permit any Representative of the Company or any of its Subsidiaries to take any such action. The Company shall notify Acquiror as promptly as practicable (and in any event within one business day) after the Company receives any unsolicited oral or written proposal or offer or any inquiry or contact from any person regarding a potential proposal or offer of a Competing Transaction, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer (including any amendments or changes thereto). The Company immediately shall cease and terminate all existing discussions or negotiations with respect to a Competing Transaction.

(b) Notwithstanding anything to the contrary in this Section 6.4, the Board or the Special Committee may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the Board or the Special Committee has (i) determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or would be reasonably expected to lead to a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consulting with its outside legal counsel that, in light of such proposal or offer, the failure to furnish such information or enter into discussions would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, and (iii) provided written notice to Acquiror of its intent to furnish information or enter into discussions with such person prior to taking any such action.

(c) Except as set forth in this Section 6.4(c) and subject to Section 8.1(e), neither the Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by the Board or any such committee of this Agreement, the Merger or the Transactions (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing

Transaction. Notwithstanding the foregoing, if the Board or the Special Committee determines, in its good faith judgment at any time prior to the approval of the Merger by the holders of Shares and after consulting with outside legal counsel, that the failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, the Board may make a Change in the Company Recommendation and/or recommend a Superior Proposal, but only (i) after providing written notice to Acquiror (a “Notice of Superior Proposal”) advising Acquiror that the Board has received a Superior Proposal, specifying the material terms and conditions of, and the person making, such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and (ii) if Acquiror does not, prior to five days after Acquiror’s receipt of the Notice of Superior Proposal make an offer that the Board or the Special Committee determines, in its good faith judgment (after consulting with its financial advisor) to be at least as favorable to the Company’s shareholders as such Superior Proposal. Any disclosure that the Board or the Special Committee may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary duties under applicable Law or Rule 14d-9 or 14e-2, will not constitute a violation of this Agreement.

(d) A “Competing Transaction” means any of the following (other than the Merger): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company or of any Subsidiary; (iii) any sale, exchange, transfer or other disposition in which the Company or any Subsidiary participates and which results in any person beneficially owning more than 25% of any class of equity securities of the Company or of any Subsidiary who does not own 25% or more as of the date of this Agreement; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of any class of equity securities of the Company or of any Subsidiary; who does not own 25% or more as of the date of this Agreement; or (v) any transaction in which the Company participates which would result in any person owning 25% or more of the fair market value on a consolidated basis of the assets (including, without limitation, the capital stock or other equity interests of Subsidiaries) of the Company and its Subsidiaries immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise).

(e) A “Superior Proposal” means an unsolicited, written, bona fide offer made by a third party with respect to a Competing Transaction on terms that the Board or the Special Committee determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to the Company’s shareholders than the Merger and the Transactions, and is reasonably capable of being completed; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing on which the offer is conditioned is not committed and in the good faith judgment of the Board or the Special Committee (after having received the advice of its financial advisor) is not likely to be obtained by such third party on a basis the Board or the Special Committee deems timely.

Section 6.5 Directors’ and Officers’ Indemnification and Insurance.

(a) Acquiror agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Subsidiaries provided for in the respective Articles of Incorporation or Code of Regulations (or other applicable organizational documents) or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim.

(b) Prior to the Effective Time, the Company shall purchase a noncancelable extended and reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in substantially the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for four years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, that the Company shall not, without Acquiror’s prior written consent, obtain coverage under such a policy in excess of the amount that can be obtained for a cost equal to 200% of the current annual premiums paid by the Company for the current coverage period.

(c) The obligations under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.5 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5 and shall be entitled to enforce the covenants contained herein).

(d) In the event Acquiror or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.5.

Section 6.6 Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event which could be reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any failure of the Company or Acquiror, as the case may be, to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or the Transactions and (d) the occurrence of any event, development or circumstance which is known (or knowable following a reasonable investigation) to the Company or Acquiror, as the case may be, which has had or would be reasonably likely to result in a Company Material

Adverse Effect or an Acquiror Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice; and provided further that the failure to give such notice shall not be a breach of covenant for the purposes of Section 7.2(b) or 7.3(b) or affect the rights and remedies of the party obligated to give any notice pursuant to clause (c) of this Section 6.6 unless the failure to give such notice results in material prejudice to the other party.

Section 6.7 Further Action; Reasonable Commercial Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) promptly make all filings and required submissions under applicable Laws with respect to the Merger and the Transactions and (ii) use its reasonable commercial efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the Transactions, including, without limitation, using its reasonable commercial efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of, and to fulfill the conditions to, the Merger and the Transactions; provided, however, that neither the Company nor Acquiror will be required by this Section 6.7 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that requires the divestiture of any assets of any of Acquiror, the Company or any Subsidiaries. In case, if at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable commercial efforts to take all such action.

Section 6.8 Financing Arrangements.

(a) Acquiror shall, at its expense, use its reasonable commercial efforts to arrange financing to pay for all or a part of the Merger Consideration (the “Financing”), on substantially the same terms contained in the financing commitment of LaSalle Bank, N.A. dated April 5, 2006, a copy of which has been provided to the Special Committee (the “Commitment”), which has been accepted by Acquiror, and shall fully satisfy, on a timely basis, all terms, conditions, representations and warranties in the documents related to such Financing.

(b) At the Company’s request, the Acquiror shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing and shall give the Company prompt notice of any material adverse change with respect to such Financing.

(c) If after Acquiror receives the Financing, the Financing is terminated or modified in a manner materially adverse to Acquiror for any reason, Acquiror shall use its reasonable commercial efforts to obtain, and, if obtained, will provide the Company with a copy of, an alternate financing commitment that provides for at least the same amount of financing as the Financing; provided that the terms and conditions of such alternate financing are not materially less favorable to Acquiror than those contemplated by the Commitment (including, having interest rates, fees, repayment obligations and other financial terms that are not materially less favorable to the Acquiror).

(d) The Company agrees to provide, and will cause its Subsidiaries to provide, such cooperation as is reasonably necessary in connection with the arrangement of the Financing, including participation in meetings and due diligence sessions the execution and delivery of any commitment or financing letters, solvency certificates, pledge and security documents, other definitive financing documents, or other requested certificates or documents and comfort letters and consents of accountants as may be reasonably requested by Acquiror and taking such other actions as are reasonably required to be taken by the Company in connection with such Financing.

Section 6.9 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Acquiror and the Special Committee, on behalf of the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the Nasdaq, each of Acquiror and the Company shall each use its reasonable commercial efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or the Transactions.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company and Acquiror under this Agreement are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a) Company Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of holders of Shares of the Company in accordance with, and to the extent required by, the OGCL and the Company’s Articles of Incorporation and Code of Regulations.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award that is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the Transactions; provided, however, that the parties hereto shall use their reasonable commercial efforts to have any such restraint vacated.

Section 7.2 Conditions to the Obligations of Acquiror. The obligations of Acquiror under this Agreement are also subject to the satisfaction or waiver (where permissible) by Acquiror at or prior to the Effective Time of each of the following conditions.

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time; and each of such representations and warranties that is not qualified by materiality shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and Acquiror shall have received a certificate signed on behalf of the Company by its Chief Financial Officer to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time and Acquiror shall have received a certificate signed on behalf of the Company by its Chief Financial Officer to such effect.

(c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required under any contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval is not reasonably likely to have a Company Material Adverse Effect.

(d) Governmental Consents. The Company shall have obtained or made all consents, approvals, authorizations, permits, filings or notifications set forth in Section 3.5(b) of the Disclosure Schedule.

(e) Legal Opinion. Acquiror shall have received from counsel to the Company an opinion dated as of the Effective Time as to such matters as shall be reasonably requested by the Acquiror.

(f) Financing. The Acquiror shall either (i) have received the Financing, or (ii) all of the conditions to the Financing set forth in the Commitment that are capable of being satisfied by the Acquiror’s commercially reasonable efforts shall have been satisfied or waived by the lender.

(g) Exception to Conditions. Notwithstanding the provisions of Sections 7.2(a) and 7.2(b), the conditions of closing set forth therein shall not be deemed to have failed to occur if the Acquiror is not entitled under Section 8.1(b) or 8.1(c) to terminate this Agreement and abandon the Merger by reason thereof.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company under this Agreement are also subject to the satisfaction or waiver (where applicable) by the Company at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time; and each of such representations and warranties that is not qualified by materiality shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and the Company shall have received a certificate signed on behalf of Acquiror by its Chief Executive Officer or its Chief Financial Officer to such effect.

(b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time and the Company shall have received a certificate signed on behalf of Acquiror by its Chief Executive Officer or its Chief Financial Officer to such effect.

(c) Consents Under Agreements. Acquiror shall have obtained the consent or approval of each person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any contract to which Acquiror is a party, except those for which failure to obtain such consents and approvals is not reasonably likely to have an Acquiror Material Adverse Effect.

(d) Legal Opinion. The Company shall have received from counsel to the Acquiror an opinion dated as of the Effective Time as to such matters as shall be reasonably be requested by the Company.

(e) Solvency Certificate; Solvency Opinion. The Special Committee shall have received a Solvency Certificate from the Acquiror and pro forma analysis which will document the solvency of the Company on a consolidated basis after giving pro forma effect to the Merger and the Financing, all in form and substance reasonably satisfactory to the Special Committee. In the event that a solvency opinion is given in connection with the Financing, the valuation firm or other entity giving such opinion will have delivered a reliance letter to the Special Committee in form and substance reasonably satisfactory to it, permitting the Special Committee and Board of Directors to rely on such opinion. In the event that any solvency certificate is given in connection with the Financing, such certificate will contain reliance language in form and substance reasonably satisfactory to the Special Committee, permitting the Special Committee and Board of Directors to rely on such solvency certificate.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company, as follows:

(a) by mutual written consent of Acquiror and the Company;

(b) by either the Company or Acquiror by written notice to the other:

(i)	if, upon a vote at the Shareholders’ Meeting (or any adjournment or postponement thereof), the holders of Shares of the Company do not approve this Agreement and the Merger as provided in Section 7.1(a);

(ii)	if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger or the Transactions, and such injunction shall have become final and non-appealable; or

(iii)	if the consummation of the Merger shall not have occurred on or before September 30, 2006 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose breach of one or more representations or warranties contained in this Agreement or whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

(c) by written notice from Acquiror to the Company, if the Company (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) breaches or fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and such condition is incapable of being satisfied by the Drop Dead Date, provided, however, that Acquiror shall not be entitled to terminate this Agreement and abandon the Merger as a result of a breach by the Company of any of its representations, warranties or covenants contained herein if such breach results from the existence or occurrence of a fact, event, circumstance or consequence as to which the Acquiror or any person who is or becomes an affiliate of Acquiror on or before the Effective Time had actual knowledge on the date hereof, or if such breach is caused in substantial part by any act or omission of any officer or director of the Company who is also an affiliate of Acquiror or becomes an affiliate of Acquiror on or before the Effective Time.

(d) by written notice from the Company to Acquiror, if Acquiror (i) breaches in any material respect any of its representations or warranties contained in this Agreement, or (ii) breaches or fails to perform in any material respect any of its covenants contained in this Agreement, in any event which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is incapable of being satisfied by the Drop Dead Date;

(e) by written notice from the Company to Acquiror, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4; provided, however, that (i) prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Acquiror with at least 48 hours prior written notice of the Company’s decision to so terminate, (ii) such termination shall not be effective until such time as the payment or provision for payment of Acquiror’s expenses pursuant to Section 8.3(c) shall have been made by the Company and (iii) the Company’s right to terminate this Agreement under this Section 8.1(e) shall not be available if the Company is then in material breach of Section 6.4. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

(f) by written notice of Acquiror to the Company, if (i) the Board shall (A) fail to include a recommendation in the Proxy Statement that the holders of Shares of the

Company vote in favor of this Agreement and the Merger, (B) withdraw, modify or change, or propose or announce any intention to withdraw, modify or change, in a manner material and adverse to Acquiror, such recommendation, (C) approve or recommend, or announce any intention to approve or recommend, any Competing Transaction, or (D) approve or recommend that the Company shareholders tender, or otherwise fail to recommend the Company shareholders not to tender, their Shares in any tender or exchange offer that is a Competing Transaction; (ii) the Board, the Special Committee or any other duly authorized committee of the Board shall approve a resolution or agree to do any of the matters set forth in the immediately foregoing clause (i); or (iii) any person or group (other than Acquiror or its affiliates) acquires beneficial ownership of a majority of the outstanding Shares.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.3 and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the terms of Sections 6.3(b) and (c) shall survive any termination of this Agreement.

Section 8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated. “Expenses,” as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of proxies, the filing of any required notices and all other matters related to consummation of the Merger and the Transactions.

(b) If this Agreement is terminated in accordance with Sections 8.1(b)(ii), 8.1(c), 8.1(e) or 8.1(f), the Company shall (provided that Acquiror is not then in material breach of its obligations under this Agreement), promptly following such termination but in no event later than one business day following written notice thereof, reimburse Acquiror for all of its Expenses or make reasonable provision for the payment thereof.

(c) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay or make reasonable provision for the payment of any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Acquiror (including, without limitation, reasonable fees and expenses of counsel), to the extent such accrued expenses are, in fact, paid in connection with the collection under and enforcement of this Section 8.3. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of any damages incurred in the event of willful breach of this Agreement.

Section 8.4 Amendment. This Agreement may be amended by an instrument in writing signed by each of the parties hereto at any time prior to the Effective Time; provided, however, that (i) no amendment shall bind or be effective as to the Company unless approved by the Special Committee, and (ii) after the approval and adoption of this Agreement and the Merger by the shareholders of the Company, no amendment may be made that would require further Shareholder approval by such shareholders without such further approval.

Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any consent or agreement of any other party or any condition to its own obligations contained herein, provided that no extension or waiver that is purported to be made by the Company shall be effective unless approved by the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party against whom such extension or waiver is asserted. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the covenants and agreements set forth in Articles I and II and Sections 6.3(b), 6.5, 6.7, 8.3, Article IX and any other covenant or agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Acquiror:	Noir Acquisition Corporation
c/o MPW Industrial Services Group, Inc.
9711 Lancaster Road, S.E.
Hebron, OH 43025
Attention: Monte R. Black
Fax: (740) 928-1086

with a copy to:	Ronald A. Robins, Jr.
Vorys, Sater, Seymour and Pease LLP
52 E. Gay Street
Columbus, OH 43215
Fax: (614) 719-4926

if to the Company:	MPW Industrial Services Group, Inc.
9711 Lancaster Road, S.E.
Hebron, OH 43025
Attention: Robert Valentine
Fax: (740) 928-1086

with a copy to:	Ronald A. Robins, Jr.
Vorys, Sater, Seymour and Pease LLP
52 E. Gay Street
Columbus, OH 43215
Fax: (614) 719-4926

if to the Special Committee (on behalf of the unaffiliated shareholders):	Special Committee
MPW Industrial Services Group, Inc.
9711 Lancaster Road, S.E.
Hebron, OH 43025
Attention: Pete Klisares

with a copy to:	Curtis A. Loveland
Porter Wright Morris & Arthur LLP
41 S. High Street
Columbus, OH 43215
Fax: (614) 227-2100

Section 9.3 Certain Definitions.

(a) For purposes of this Agreement:

(i)

“Acquiror Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of Acquiror taken as a whole or (ii) the ability of Acquiror to consummate the Merger and the Transactions; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on Acquiror, (y) general changes in the industries in which Acquiror operates, except those events, circumstances, changes or effects that adversely affect Acquiror to a greater extent than they affect other entities operating in such industries or (z) changes in Law or GAAP.

(ii)	“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

(iii)	“beneficial owner,” with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

(iv)	“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

(v)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(vi)	“Company Material Adverse Effect” means any event, circumstance, change or effect, that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of the Company and the Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Merger or the Transactions; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (B) general changes in the industries in which the Company and the Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its Subsidiaries to a greater extent than they affect other entities operating in such industries, (C) changes in the trading price of the Shares between the date hereof and the Effective Time or (D) changes in Law or GAAP.

(vii)	“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(viii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ix)	“knowledge of the Company” and the “Company’s knowledge” and words of similar import mean the actual knowledge, after reasonable inquiry, of any executive officer of the Company (other than any executive officer that is also an affiliate of Acquiror).

(x)	“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(xi)	“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, employee loan or other benefit plans, programs, policies or arrangements, and all employment, retention, termination, severance or other contracts or agreements, whether or not subject to ERISA, whether legally enforceable or not, with respect to which the Company or any Subsidiary has any present or future liability, contract or otherwise, or which are maintained, contributed to or sponsored by the Company or any Subsidiary and under which any current or former employee, officer or director of the Company or any Subsidiary has any present or future right to benefits.

(xii)	“Representative” means, with respect to any person, such person’s officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment banker, commercial lenders, financial advisor and other Representatives.

(xiii)	“Special Committee” means the Special Committee of the Board of Directors of the Company, which is comprised of the independent directors of the Company.

(xiv)	“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, limited liability company, partnership or other entity (including joint ventures) that is an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

(xv)	“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement, form or disclosure relating to, filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

(xvi)	“Taxes” shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, (b) any liability for the payment of Tax as a result of membership in any consolidated, affiliated, combined or unitary group of corporations with respect to which the Company or any Subsidiary is or has been a member on or prior to the date of the Effective Time and (c) any transferee or secondary liability in respect of any Tax (whether imposed by Law or contractual arrangement).

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location
Action	Section 3.9
Acquiror	Preamble
Agreement	Preamble
Board	Section 3.4
Certificates	Section 2.5(b)
Certificate of Merger	Section 1.2

Defined Term	Location
Change in the Company Recommendation	Section 6.4(c)
Claim	Section 6.6(b)
Commitment	Section 6.8(a)
Company	Preamble
Competing Transaction	Section 6.4(d)
Disclosure Schedule	Section 3.1(b)
Dissenting Shares	Section 2.3(a)
Drop Dead Date	Section 8.1(b)(iii)
Effective Time	Section 1.2
Exchange Act	Section 3.5(b)
Exchange Agent	Section 2.4(a)
Exchange Agreement	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Expenses	Section 8.3(a)
Fairness Opinion	Section 3.17
Financing	Section 6.8
GAAP	Section 3.7(b)
Governmental Authority	Section 3.5(b)
Latest Balance Sheet	Section 3.7(c)
Law	Section 3.5(a)
Merger	Recitals
Merger Consideration	Recitals
OGCL	Recitals
Option	Section 2.2(a)
Option Plans	Section 2.2(a)
Permits	Section 3.6(a)
Preferred Shares	Section 3.3(a)
SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)
Schedule 13E-3	Section 3.16
Shares	Recitals
Shareholders’ Meeting	Section 6.1(a)
Subsidiary	Section 2.2(a)
Superior Proposal	Section 6.4(e)
Surviving Corporation	Section 1.1
Transactions	Section 3.4

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Acquiror may assign all or any of its rights and obligations hereunder to any affiliate of Acquiror and to the Surviving Corporation in the Merger; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as set forth in Section 6.6.

Section 9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the state or federal courts of the State of Ohio. The parties hereto hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Ohio for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

Section 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile and electronic transmission) in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.11 Disclosure Schedule. Disclosures included in the Disclosure Schedule shall be considered made for purposes of all other sections of the Disclosure Schedule to the extent that the relevance of any disclosure to any such other section of the Disclosure Schedule is reasonably apparent and to the extent that such fact or combination of facts has been disclosed in sufficient detail to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed.

[signature page to follow]

IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:		ACQUIROR:

MPW INDUSTRIAL SERVICES GROUP, INC.		NOIR ACQUISITION CORPORATION

By:	/s/ Robert Valentine	By:	/s/ Monte R. Black
	Robert Valentine		Monte R. Black
	Vice President, Chief Operating Officer,		Chief Executive Officer and President
Chief Financial Officer, Secretary and Treasurer